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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ------------

                                AMENDMENT NO. 2
                                       TO
                                 SCHEDULE 14D-9
                                 (RULE 14D-101)
                  SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 ------------

                               pcORDER.COM, INC.
                           (NAME OF SUBJECT COMPANY)
                                 ------------

                               pcORDER.COM, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                  70453H 10 7
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                Richard Friedman
                               pcOrder.com, Inc.
                             5001 Plaza on the Lake
                              Austin, Texas 78746
                                 (512) 684-1100
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
            COMMUNICATIONS ON BEHALF OF THE PERSON FILING STATEMENT)

    With copies to counsel to the special committee of the pcOrder board of directors:

                               Henry Lesser, Esq.
                       Gray, Cary, Ware & Freidenrich LLP
                              400 Hamilton Avenue
                        Palo Alto, California 94301-1809
                                 (650) 833-2425

[_]Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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   This Amendment No. 2 amends the Schedule 14D-9 initially filed with the
Securities and Exchange Commission on November 6, 2000 by pcOrder.com, Inc., a Delaware Corporation ("PCORDER"), as amended (the "SCHEDULE 14D-9"), relating to the third-party tender offer by Trilogy Software, Inc. ("TRILOGY") to purchase all of the issued and outstanding shares of Class A common stock, par value $0.01 per share (the "COMMON STOCK" or the "SHARES"), of pcOrder at a purchase price of $6.375 per share, net to the tendering stockholder in cash, without interest thereon. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given such terms in the Schedule 14D-9.

   On the date hereof, Trilogy is filing Amendment No. 2 to the Schedule TO filed November 6, 2000, as amended, with the Securities and Exchange Commission and pcOrder and POI Acquisition Corp., Inc., the wholly owned subsidiary of Trilogy that signed the merger agreement and will be merged with pcOrder in the second step merger described in the Offer to Purchase filed as Exhibit (a)(1), are filing a Rule 13E-3 Transaction Statement on Schedule 13E-3. In addition, Trilogy is mailing to holders of Common Stock a supplement to the Offer to Purchase dated November 6, 2000, which supplement is filed as Exhibit (a)(14) hereto. All references in the Schedule 14D-9 to sections of the Offer to Purchase are hereby amended and supplemented by the additional information, if any, set forth in the correspondingly captioned sections of the supplement.

ITEM 9. EXHIBITS.

Item 9 of the Schedule 14D-9 is hereby amended and restated in its entirety to read as follows:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 (a)(1)      Offer to Purchase dated November 6, 2000 (the "OFFER TO
             PURCHASE")*+

 (a)(2)      Letter of Transmittal.*+

 (a)(3)      Letter from Ross A. Cooley, the Chairman and Chief Executive
             Officer of pcOrder, to pcOrder's stockholders, dated November 6, 2000.*+

 (a)(4)      Letter from the Dealer Manager to Brokers, Dealers, Commercial
             Banks, Trust Companies, and Nominees.*

 (a)(5)      Letter to Clients for use by Brokers, Dealers, Commercial Banks,
             Trust Companies, and Nominees.*

 (a)(6)      Opinion of Dain Rauscher Wessels, a division of Dain Rauscher
             Incorporated, dated October 24, 2000.*+

 (a)(7) Press Release, dated October 25, 2000, regarding the proposed transaction between Trilogy Software, Inc., POI Acquisition Corp., and pcOrder.com, Inc. (Filed as Exhibit 1 to the Schedule TO-C filed by pcOrder on October 25, 2000 and incorporated herein by reference.)

 (a)(8) Press Release, dated October 25, 2000, regarding the financial results of pcOrder.com Inc., for the quarter ended September 30, 2000. (Filed as Exhibit 2 to the Schedule TO-C filed by pcOrder on October 25, 2000 and incorporated herein by reference.)

 (a)(9) Letter delivered to all employees of pcOrder.com Inc., by electronic mail on October 25, 2000 regarding the proposed transaction between Trilogy Software, Inc., POI Acquisition Corp.,
             Inc. and pcOrder.com, Inc. (Filed as Exhibit 3 to the Schedule TO-
             C filed by pcOrder on October 25, 2000 and incorporated herein by reference.)

 (a)(10) Press Release, dated November 1, 2000 reporting the filing of five lawsuits. (Filed as Exhibit 1 to the Schedule TO-C filed by pcOrder on November 1, 2000 and incorporated herein by reference.)

 (a)(11) Letter delivered to all employees of pcOrder.com, Inc. by electronic mail on November 3, 2000 regarding treatment of stock options in the acquisition of pcOrder.com, Inc. by Trilogy
             Software, Inc. (Filed as Exhibit 1 to the Schedule TO-C filed by pcOrder on November 3, 2000 and incorporated herein by reference.)

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

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 (a)(12)     Letter, dated November 6, 2000, from pcOrder.com, Inc. to
             Purchasers under the pcOrder Employee Stock Purchase Plan.*

 (a)(13)     Letter, dated November 13, 2000 from pcOrder.com, Inc. to
             Purchasers under the pcOrder Employee Stock Purchase Plan.*

 (a)(14)     Supplement to the offer to Purchase dated November 17, 2000.*

 (a)(15)     Letter from Ross A. Cooley, the Chairman and Chief Executive
             Officer of pcOrder, to pcOrder's stockholders, dated November 17, 2000.*++

 (e)(1)      Agreement and Plan of Merger, dated as of October 25, 2000, among
             Trilogy, POI Acquisition Corp. and pcOrder.*+

 (e)(2) Certificate of Incorporation of pcOrder. (Filed as Exhibit 3.1 to the Registration Statement on S-1 (File No. 333-62985) filed by the registrant (the "FEBRUARY 1999 FORM S-1") and incorporated herein by reference.)

 (e)(3) Certificate of Amendment to the Certificate of Incorporation of pcOrder. (Filed as Exhibit 3.2 to the February 1999 Form S-1 and incorporated herein by reference.)

 (e)(4)      Employment Agreement between pcOrder and Ross A. Cooley dated
             November 1, 1997. (Filed as Exhibit 10.2 to the February 1999 Form
             S-1 and incorporated herein by reference.)

 (e)(5)      Employment Agreement between pcOrder and Christina C. Jones dated
             November 1, 1996. (Filed as Exhibit 10.3 to the February 1999 Form
             S-1 and incorporated herein by reference.)

 (e)(6)      Technology, Services and License Agreement between pcOrder and
             Trilogy dated September 1, 1998. (Filed as Exhibit 10.6 to the
             February 1999 Form S-1 and incorporated herein by reference.)

 (e)(7)      Management Services Agreement between pcOrder and Trilogy dated
             July 1, 1998. (Filed as Exhibit 10.7 to the February 1999 Form S-1 and incorporated herein by reference.)

 (e)(8)      Tax Allocation Agreement between pcOrder and Trilogy dated March
             4, 1996. (FIled as Exhibit 10.8 to the February 1999 Form S-1 and incorporated herein by reference.)

 (e)(9)      Asset Transfer Agreement between pcOrder and Trilogy dated June 1,
             1996. (Filed as Exhibit 10.9 to the February 1999 Form S-1 and incorporated herein by reference.)

 (e)(10) Amendment to Asset Transfer Agreement between pcOrder and Trilogy dated August 21, 1998. (Filed as Exhibit 10.10 to the February
             1999 Form S-1 and incorporated herein by reference.)

 (e)(11)     Sublease between pcOrder and Trilogy dated June 1, 1999. (Filed as
             Exhibit 10.15 to the Annual Report of pcOrder on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.)

 (e)(12)     Employment Agreement between pcOrder and Richard Friedman dated
             July 9, 1999. (Filed as Exhibit 10.16 to the Annual Report of pcOrder on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.)

 (e)(13) Amendment of Technology, Services and License Agreement between pcOrder and Trilogy dated October 8, 1999. (Filed as Exhibit 10.17 to the Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.)

 (e)(14)     Retention Agreement, dated October 13, 2000, between pcOrder and
             Carleton K. Thompson.**

 (e)(15) Amendment No. 1 to Employment Agreement, dated October 13, 2000, between pcOrder and Richard Friedman.**

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
 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
 (e)(16)     Form of Indemnity Agreement entered into by each director and executive officer of pcOrder.**

 (e)(17)     1996 Stock Option Plan. (Filed as Exhibit 10.5 to the February
             1999 Form S-1 and incorporated herein by reference.)

 (e)(18)     1999 Stock Incentive Plan. (Filed as Exhibit 4.1 to the
             Registration Statement on Form S-8 (File No. 333-48228) filed
             October 19, 2000 and incorporated herein by reference.)

 (e)(19)     2000 Nonstatutory Stock Option Plan. (Filed as Exhibit 4.2 to the
             Registration Statement on Form S-8 (File No. 333-48228) filed
             October 19, 2000 and incorporated herein by reference.)

 (e)(20)     Employee Stock Purchase Plan. (Filed as Exhibit 4.1 to the
             Registration Statement on Form S-8 (File No. 333-32700) filed
             March 17, 2000 and incorporated herein by reference.)

 (e)(21) pcOrder's Proxy Statement for the Annual Meeting of Stockholders to be held on July 6, 2000. (Filed on Schedule 14A (File No. 333-
             62985) on June 9, 2000 and incorporated herein by reference.)

 (e)(22) Items 10 through 13 of pcOrder's Annual Report on Form 10-K for the year ended December 31, 2000. (Filed on Form 10-K (File No.
             333-62985) on March 30, 2000 and incorporated herein by reference.)

 (e)(23) Form of Option Settlement Agreement to be entered into by and among pcOrder, Trilogy and holders of options to purchase shares of Class A common stock of pcOrder.*

 (e)(24) Letter delivered to all employees of pcOrder.com, Inc. by electronic mail on November 17, 2000 regarding the anticipated timing aspects of the Offer and the Merger.*

 (g)         None.

--------
*Incorporated by reference to the Schedule 13E-3 filed by pcOrder and POI
   Acquisition Corp., Inc. on November 17, 2000.
**Filed with the original Schedule 14D-9.
+Included in copies mailed to pcOrder's stockholders on November 6, 2000. ++Included in copies mailed to pcOrder's stockholders on November 17, 2000.

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                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                             pcOrder.com, Inc.

                                             By: /s/ Richard Friedman
                                                ------------------------------
                                                Richard Friedman
                                                Vice President,
                                                General Counsel and Secretary

   Dated: November 17, 2000

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